Exhibit 5.2

Alan A Frydenlund, QC+ *	Allison R Kuchta+	Jeffrey B Lightfoot+	Daniel W Burnett, QC+
Harvey S Delaney+	James L Carpick+	Christopher P Weafer+	Ronald G Paton+
Paul J Brown+	Patrick J Haberl+	Gregory J Tucker, QC+ *± **±	Gary M Yaffe+
Heather E Maconachie	Terence W Yu+	Harley J Harris+	Jonathan L Williams+
Michael F Robson+	James H McBeath+	Jennifer M Williams+	Kari F Richardson+
Paul A Brackstone+ *	Scott W Urquhart	Scott H Stephens+	James W Zaitsoff+
Pamela E Sheppard+	George J Roper+	David W P Moriarty	Daniel H Coles+ *
Jocelyn M Bellerud+	Tony R Anderson+	Katharina R Spotzl+	Sameer Kamboj
Heather A. Frydenlund*±	Brian Y K Cheng+**	Charlene R Joanes	Steffi M Boyce
Patrick J Weafer	Georgia Barnard	Lucky D Johal	Brittney S Dumanowski
Laura A Buitendyk	Yasmin D’Costa			PO Box 49130 Three Bentall Centre 2900-595 Burrard Streed Vancouver, BC Canada V7X 1J5

Rose-Mary L Basham, QC, Associate Counsel+		+	Law Corporation
Josephine M Nadel, QC, Associate Counsel+		*	Also of the Yukon Bar
James D Burns, Associate Counsel +		*±	Also of the Alberta Bar
Duncan J Manson, Associate Counsel +		**±	Also of the Ontario Bar
Hon Walter S Owen, OC, QC, LLD (1981)		**	Also of the Washington Bar	Telephone 604 688-0401 Fax 604 688-2827 Website www.owenbird.com
John I Bird, QC (2005)

Direct Line: 604 691-7504 Direct Fax: 604 632-4440 E-mail: rpaton@owenbird.com Our File: 33196/0000

March 10, 2021

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas, USA 77380

Dear Sirs/Mesdames:

Re: Lynden Energy Corp. (“Lynden BC”)

This opinion letter is furnished to Earthstone Energy, Inc. (the “Company”) in our capacity as special local counsel in British Columbia, Canada in connection with the Company’s Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on March 10, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company, a Delaware corporation, and certain of its direct and indirect wholly owned subsidiaries including Lynden BC, a corporation amalgamated under the laws of British Columbia (collectively, the “Subsidiaries” and together with the Company, the “Registrant”), of an indeterminate number of (i) shares of Class A Common Stock, $0.001 par value per share of the Company (the “Class A Common Stock”), (ii) shares of Preferred Stock, $0.001 par value per share of the Company (the “Preferred Stock”), (iii) senior and subordinated debt securities of the Company (the “Debt Securities”), (iv) guarantees (the “Guarantees”) of the Debt Securities by one or more of the Subsidiaries (the “Guarantors” and, together with the Company, the “Obligors”) and named in the Registration Statement, (v) depositary shares of the Company representing a fractional interest in a share of Preferred Stock (the “Depositary Shares”), (vi) rights to purchase Class A Common Stock, Preferred Stock, Debt Securities or Depositary Shares (the “Rights”), (vii) warrants to purchase Class A Common Stock, Preferred Stock, Debt Securities or other securities (the “Warrants”), and (viii) units consisting of two or more of the foregoing securities, having a maximum aggregate public offering price of US$750,000,000.00. The Registration Statement provides that the Class A Common Stock, Preferred Stock, Debt Securities, Guarantees, Depositary Shares, Rights, Warrants and Units may be sold from time to time in one or more offerings up to a total public offering

March 10, 2021

price of US$750,000,000.00 on terms and subject to limitations to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

Jurisdiction

We are qualified to practise law in the Province of British Columbia and the opinions hereinafter expressed are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Scope of Examination

We have reviewed such documents and made such examination of law as we have deemed necessary or appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of an officer of Lynden BC (the “Officer’s Certificate”).

Assumptions and Reliance

For the purposes of rendering the opinions expressed in this letter, we have assumed:

(a)with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles and electronic copies) and the truthfulness and accuracy of the corporate records of Lynden BC and of all certificates of public officials and officers of Lynden BC; and

(b)each of the parties to the indentures relating to the Debt Securities (the “Indentures”) other than Lynden BC will have all requisite power and authority to enter into, execute, deliver and perform its obligations thereunder and that the Indentures will have been authorized, executed and delivered by each of such parties and will be legal, valid and binding obligations of each of them enforceable against each of such parties in accordance with their respective terms.

With respect to our opinions in:

(a)paragraph 1 below, we have relied exclusively and without independent investigation upon the Certificate of Good Standing for Lynden BC dated March 9, 2021 issued by the British Columbia Registrar of Companies; and

(b)paragraph 2 below, we have relied, in part, on Lynden BC’s notice of articles and articles contained in its corporate records book.

Opinions

Based on and subject to the foregoing, we are of the opinion that:

1.Lynden BC is a corporation validly existing under the laws of British Columbia and is in good standing with respect to the filing of annual reports.

2.Lynden BC has the corporate power and capacity to execute, deliver and perform its obligations under the Indentures and the Guarantees.

March 10, 2021

Our opinions are given as of the date hereof and are based on legislation, regulations, orders and rulings, and on the articles of Lynden BC, in effect on the date hereof. We disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this opinion letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly, Owen Bird Law Corporation

OWEN BIRD LAW CORPORATION